UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                            MSC.Software Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    553531104
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                February 24, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                            -------------------------------
CUSIP No  553531104                              Page  2  of  14  pages
---------------------                            -------------------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rockbay Capital Management, LP
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,058,800
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                      ------ ---------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,058,800
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,058,800
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.97%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IA
---------- ---------------------------------------------------------------------

---------------------                            -------------------------------
CUSIP No  553531104                              Page  3  of  14  pages
---------------------                            -------------------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           RCM Advisors, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,058,800
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                      ------ ---------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,058,800
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,058,800
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.97%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

---------------------                            -------------------------------
CUSIP No  553531104                              Page  4  of  14  pages
---------------------                            -------------------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rockbay Capital Offshore Fund, Ltd.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,184,243
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                      ------ ---------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            2,184,243
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,184,243
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

---------------------                            -------------------------------
CUSIP No  553531104                              Page  5  of  14  pages
---------------------                            -------------------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rockbay Capital Advisors, Inc.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                      ------ ---------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

---------------------                            -------------------------------
CUSIP No  553531104                              Page  6  of  14  pages
---------------------                            -------------------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Atul Khanna
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,058,000
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                      ------ ---------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,058,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,058,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.97%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

---------------------                            -------------------------------
CUSIP No  553531104                              Page  7  of  14  pages
---------------------                            -------------------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jonathan Baron
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,058,000
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                      ------ ---------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,058,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,058,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.97%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                                                             -------------------
                                                             Page 8 of 14 pages
                                                             -------------------

Item 1

     (a) Name of Issuer

         MSC.Software Corporation (the "Company")

     (b) Address of Issuer's Principal Executive Offices

         Two MacArthur Place
         Santa Ana, CA  92707

Item 2

     (a) Name of Person Filing

         This Schedule 13G is filed by:

         (i) Rockbay Capital Management, LP, a Delaware limited partnership (the "Investment Manager"), which is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and which serves as investment manager to certain private investment funds (the "Funds"), with respect to shares of Common Stock (as defined in Item 2) directly owned by the Funds (the "Shares");

         (ii) RCM Advisors, LLC, a Delaware limited liability company (the "General Partner"), which serves as the general partner of the Investment Manager and controls its business activities, with respect to the Shares;

         (iii) Rockbay Capital Offshore Fund, Ltd., a Cayman Islands exempted company, with respect to the Shares;

         (iv) Rockbay Capital Advisors, Inc., a Delaware corporation, with respect to the Shares;

         (v) Mr. Atul Khanna ("Mr. Khanna"), who serves as the Chief Executive Officer of the General Partner and exercises control over its business activities, with respect to the Shares; and

         (vi) Mr. Jonathan Baron ("Mr. Baron"), who serves as the Senior Managing Director of the General Partner and, along with Mr. Khanna, exercises control over its business activities, with respect to the Shares.

         The Investment Manager, the General Partner, Rockbay Capital Offshore Fund, Ltd., Rockbay Capital Advisors, Inc., Mr. Khanna and Mr. Baron are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

         The Investment Manager serves as the investment manager to Rockbay Capital Offshore Fund, Ltd.

         Rockbay Capital Advisors, Inc. served as the general partner of the Investment Manager until December 31, 2005. On December 31, 2005, Rockbay Capital Advisors, Inc. ceased to serve as the general partner of the Investment Manager and was replaced by RCM Advisors, LLC, which became the general partner of the Investment Manager and assumed all of the assets and operations of Rockbay Capital Advisors, Inc. Accordingly, Rockbay Capital Advisors, Inc. no longer participates in the management and control of the Investment Manager.

                                                             -------------------
                                                             Page 9 of 14 pages
                                                             -------------------


     (b) Address of Principal Business Office or, if None, Residence

         The address of the principal business office of each of the Reporting Persons is:

         600 Fifth Avenue, 24th Floor,
         New York, NY 10020

     (c) Citizenship

         Rockbay Capital Management, LP (Delaware)
         RCM Advisors, LLC (Delaware)
         Rockbay Capital Offshore Fund, Ltd. (Cayman Islands)
         Rockbay Capital Advisors, Inc. (Delaware)
         Atul Khanna (USA)
         Jonathan Baron (USA)

     (d) Title of Class of Securities

         Common Stock, $0.01 par value per share ("Common Stock")

     (e) CUSIP Number

         553531104

Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
         (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Act.
         (b) [ ] Bank as defined in Section 3(a)(6) of the Act.
         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.
         (e) [X] Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E).
         (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F).
         (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G).
         (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act.
         (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership

         The beneficial ownership of Common Stock by the Reporting Persons, as of the date of this Schedule 13G, is as follows:

         A.   Rockbay Capital Management, LP
              ------------------------------
              (a) Amount beneficially owned: 3,058,800
              (b) Percent of class: 9.97%
              (c) Number of shares as to which such person has:
                  (i)   Sole power to vote or direct the vote: 0
                  (ii)  Shared power to vote or direct the vote: 3,058,800
                  (iii) Sole power to dispose or direct the disposition: 0
                  (iv)  Shared power to dispose or direct the disposition:
                        3,058,800

                                                             -------------------
                                                             Page 10 of 14 pages
                                                             -------------------


         B.   RCM Advisors, LLC
              -----------------
              (a) Amount beneficially owned: 3,058,800
              (b) Percent of class: 9.97%
              (c) Number of shares as to which such person has:
                  (i)   Sole power to vote or direct the vote: 0
                  (ii)  Shared power to vote or direct the vote: 3,058,800
                  (iii) Sole power to dispose or direct the disposition: 0
                  (iv)  Shared power to dispose or direct the disposition:
                        3,058,800

         C.   Rockbay Capital Offshore Fund, Ltd.
              -----------------------------------
              (a) Amount beneficially owned: 2,184,243
              (b) Percent of class: 7.2%
              (c) Number of shares as to which such person has:
                  (i)   Sole power to vote or direct the vote: 0
                  (ii)  Shared power to vote or direct the vote: 2,184,243
                  (iii) Sole power to dispose or direct the disposition: 0
                  (iv)  Shared power to dispose or direct the disposition:
                        2,184,243

         D.   Rockbay Capital Advisors, Inc.
              ------------------------------
              (a) Amount beneficially owned: 0
              (b) Percent of class: 0%
              (c) Number of shares as to which such person has:
                  (i)   Sole power to vote or direct the vote: 0
                  (ii)  Shared power to vote or direct the vote: 0
                  (iii) Sole power to dispose or direct the disposition: 0
                  (iv)  Shared power to dispose or direct the disposition:
                        0

         E.   Atul Khanna
              -----------
              (a) Amount beneficially owned: 3,058,800
              (b) Percent of class: 9.97%
              (c) Number of shares as to which such person has:
                  (i)   Sole power to vote or direct the vote: 0
                  (ii)  Shared power to vote or direct the vote: 3,058,800
                  (iii) Sole power to dispose or direct the disposition: 0
                  (iv)  Shared power to dispose or direct the disposition:
                        3,058,800

         F.   Jonathan Baron
              --------------
              (a) Amount beneficially owned: 3,058,800
              (b) Percent of class: 9.97%
              (c) Number of shares as to which such person has:
                  (i)   Sole power to vote or direct the vote: 0
                  (ii)  Shared power to vote or direct the vote: 3,058,800
                  (iii) Sole power to dispose or direct the disposition: 0
                  (iv)  Shared power to dispose or direct the disposition:
                        3,058,800

         The Investment Manager serves as the investment manager to Rockbay Capital Offshore Fund, Ltd.

         Rockbay Capital Advisors, Inc. served as the general partner of the Investment Manager until December 31, 2005. On December 31, 2005, Rockbay Capital Advisors, Inc. ceased to serve as the general partner of the Investment Manager and was replaced by RCM Advisors, LLC, which became the general partner of the Investment Manager and assumed all of the assets and operations of Rockbay Capital Advisors, Inc. Accordingly, Rockbay Capital Advisors, Inc. no longer participates in the management and control of the Investment Manager.

                                                             -------------------
                                                             Page 11 of 14 pages
                                                             -------------------


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group

         Not applicable

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certification

         Each of the Reporting Persons hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             -------------------
                                                             Page 12 of 14 pages
                                                             -------------------



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 24, 2006

                                   ROCKBAY CAPITAL MANAGEMENT, LP
                                   By: RCM Advisors, LLC, its general partner

                                   By: /s/ Atul Khanna
                                       -----------------------------------------
                                       Atul Khanna, Chief Executive Officer


                                   RCM ADVISORS, LLC

                                   By: /s/ Atul Khanna
                                       -----------------------------------------
                                       Atul Khanna, Chief Executive Officer


                                   ROCKBAY CAPITAL OFFSHORE FUND, LTD.

                                   By: /s/ Atul Khanna
                                       -----------------------------------------
                                       Atul Khanna, Chief Executive Officer


                                   ROCKBAY CAPITAL ADVISORS, INC.

                                   By: /s/ Atul Khanna
                                       -----------------------------------------
                                       Atul Khanna, Chief Executive Officer


                                   /s/ Atul Khanna
                                   ---------------------------------------------
                                   Atul Khanna


                                   /s/ Jonathan Baron
                                   ---------------------------------------------
                                   Jonathan Baron

                                  EXHIBIT INDEX

Exhibit 99.1 Joint Filing Agreement, dated February 24, 2006, by and among
             Rockbay Capital Management, LP, RCM Advisors, LLC, Rockbay Capital Offshore Fund, Ltd., Rockbay Capital Advisors, Inc., Atul Khanna and Jonathan Baron.